EXHIBIT 99.1

Contact:
George Paz, Chief Financial Officer
David Myers, Director Investor Relations
(314)    702-7173
INVESTOR.RELATIONS@EXPRESS-SCRIPTS.COM

                 EXPRESS SCRIPTS REPORTS FIRST QUARTER EARNINGS
                  EARNINGS GUIDANCE INCREASED FOR 2002 AND 2003

ST. LOUIS, APRIL 17, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income of $44.0 million, or 55 cents per diluted share, an increase of 28 percent over the same quarter of 2001. All per share amounts reflect the 2-for-1 stock split which was effective June 22, 2001. In addition, the 2001 earnings have been adjusted to eliminate the amortization of goodwill.

         "Our strong earnings reflect our success in executing all phases of our strategic business plan, and this growth translates to our increased earnings outlook for this year and next," stated Barrett Toan, chairman and chief executive officer. "In addition to this strong performance, we recently completed two strategic acquisitions and are continuing to enjoy a successful selling season. We continue to position Express Scripts to penetrate new and existing markets by offering sophisticated plan designs that help health plan sponsors and members make cost-effective healthcare choices."

STRONG OPERATING RESULTS

         Revenues for the first quarter of 2002 were $2.7 billion, a 32 percent increase over $2.1 billion for the same quarter last year. This year-to-year increase is due primarily to new membership and higher per member utilization and higher average drug cost per prescription.

         Mail pharmacy prescriptions increased to 6.0 million during the first quarter of 2002, a 34 percent increase compared with the same quarter last year. Specialty distribution claims in the first quarter increased to 0.7 million, an 80 percent increase over last year's first quarter. Network pharmacy claims processed in the first quarter were 80.1 million, an 11 percent increase over the first quarter of 2001. EBITDA per adjusted claim, excluding non-recurring items discussed below, was $0.94 for the first quarter of 2002, an increase of 8 percent from the fourth quarter of 2001 and 9 percent over the first quarter of 2001.

         In April 2002, ESI Canada completed the development and testing of its dental application and began adjudicating dental claims. This is part of ESI Canada's strategy to provide a complete health benefit solution to the Canadian marketplace on one integrated platform.

         Express Scripts generated $24.8 million in cash flow from operations in the first quarter compared with $50.1 million in the same quarter last year. This decrease mainly results from the increase in inventory levels due to strategic purchasing opportunities. During the quarter, the company repurchased 260,000 shares of common stock for $13.6 million.

         Results for the first quarter of 2002 included two significant non-recurring non-cash charges. First, as a result of renegotiation of the contract with a large client, Express Scripts eliminated a contract pricing reserve resulting in a one-time increase in gross profit of $15 million. Second, Express Scripts made substantial progress in the integration of the company's legacy systems into its primary claims adjudication system. Because the company now is approaching the complete integration of these systems, the company recognized $14 million of accelerated depreciation attributable to its legacy systems.

EARNINGS GUIDANCE FOR 2002 AND 2003

         Express Scripts continues to generate strong sales growth. As previously announced, the company was selected to provide pharmacy benefits management services to the Public Employees Insurance Agency ("PEIA") and the Pharmacy RFP Issuing States ("RXIS") workgroup. This and other new sales wins are encouraging as the company looks ahead.

         Due to the strong start in 2002, Express Scripts increased its earnings guidance for 2002 and provided initial guidance for 2003. The company believes its 2002 diluted earnings per share will be between $2.39 and $2.41. In addition, the company believes it can grow 2003 earnings in the 25 percent range.

         "Our increased earnings guidance for the year reflects our strong business fundamentals," added Toan. "Compelling demographic and economic forces point to our continued strong growth as we offer sophisticated clinical tools and efficient mail pharmacies that will help our clients reduce their drug trend."

STRATEGIC ACQUISITIONS COMPLETED

         On February 25, 2002, Express Scripts completed the acquisition of the assets of Phoenix Marketing Group (Holdings), Inc. ("Phoenix") for $33 million in cash. Phoenix is one of the largest prescription drug sample fulfillment companies in the United States, shipping approximately 95 million individual sample units in 2001. Phoenix is well positioned to assume a greater share of the expanding market for pharmaceutical sampling.

         On April 12, 2002, Express Scripts completed the acquisition of National Prescription Administrators, Inc. ("NPA") for $450 million. The company will file an Internal Revenue Code ss.338(h)(10) election, making amortization expense of intangible assets, including goodwill, tax deductible, which will provide a tax benefit to Express Scripts of approximately $85 million on a present value basis. "We are pleased to have NPA become a part of Express Scripts," stated Toan. "We believe that NPA's clients and members will benefit from our combined expertise, commitment to excellent service and strong values in helping to manage the prescription process."


S&P UPGRADE

         During the quarter, Standard & Poor's (S&P) raised the credit ratings on the company's debt to an investment grade BBB- from BB+, and noted the outlook remains stable. S&P indicated the upgrade reflects Express Scripts' strong position in the expanding pharmaceutical benefit management industry, continued solid operating performance, and growing cash flows.

EXPRESS SCRIPTS CLIMBS IN FORTUNE 500 RANKING

         Express Scripts was ranked 210 in Fortune Magazine's Fortune 500 list, which was published this month. The ranking, which is based on revenues, was a significant increase over last year's position of 276.


         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America. Together with NPA, the company provides PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our acquisitions of Phoenix and NPA, including integration risks and costs, risks of client retention, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition, including price competition, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o adverse results in litigation, including a pending case challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels
o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

             EXPRESS SCRIPTS REPORTS FIRST QUARTER EARNINGS - ADD 4

                              EXPRESS SCRIPTS, INC.

                        UNAUDITED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                          3 MONTHS ENDED
                                                              MARCH 31,
                                                  ------------------------------
                                                       2002             2001
                                                  -------------   --------------
Revenues                                          $ 2,749,069      $ 2,090,540
Cost of revenues                                    2,574,412        1,945,641
                                                  -------------   --------------
Gross Profit (1)                                      174,657          144,899
Selling, general and administrative (1)                96,387           89,798
                                                  -------------   --------------
Operating income                                       78,270           55,101
                                                  -------------   --------------
Other income (expense):
   Undistributed loss from joint venture               (1,037)               -
   Interest income                                      1,060            1,410
   Interest expense                                    (8,128)          (9,144)
                                                  -------------   --------------
                                                       (8,105)          (7,734)
                                                  -------------   --------------
Income before income taxes                             70,165           47,367
Provision  for income taxes                            26,196           19,288
                                                  -------------   --------------
Net income                                        $    43,969      $    28,079
                                                  =============   ==============
                                                  -------------   --------------
Basic earnings per share (2):                     $      0.57      $      0.36
                                                  =============   ==============
Weighted average number of common shares
outstanding during the period - basic (2)              77,686           77,540
                                                  =============   ==============
                                                  -------------   --------------
Diluted earnings per share (2)                    $      0.55      $      0.35
                                                  =============   ==============
Weighted average number of common shares
outstanding during the period - diluted (2)            79,575           79,634
                                                  =============   ==============

Reconciliation of prior year under FAS 142
     Amortization, net of tax                                      $     6,511
     Net income                                                    $    34,590
     Net income per share:
         Basic                                                     $      0.45
         Diluted                                                   $      0.43

EBITDA (3)                                        $   107,565      $    74,102
                                                  =============   ==============
SEE NOTES TO UNAUDITED FINANCIAL STATEMENTS

             EXPRESS SCRIPTS, INC.

            UNAUDITED BALANCE SHEET
                (in thousands)

                                              MARCH 31,         DECEMBER 31,
                                                2002               2001
                                            ------------      ------------
ASSETS
Current assets
     Cash and cash equivalents              $   158,684       $   177,715
     Receivables, net                           858,777           883,827
     Inventories                                154,072           122,375
     Other current assets                        30,907            29,286
                                            ------------      ------------
          Total current assets                1,202,440         1,213,203

Property and equipment, net                     150,808           165,263
Goodwill, net                                   967,263           942,280
Other intangible assets, net                    169,674           165,349
Other assets                                     17,327            14,150
                                            ------------      ------------

Total assets                                $ 2,507,512       $ 2,500,245
                                            ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Claims and rebate payable              $   867,585       $   910,360
     Other current liabilities                  350,610           335,257
                                            ------------      ------------
          Total current liabilities           1,218,195         1,245,617

Long-term debt                                  346,040           346,119
Other long-term liabilities                      64,612            76,512
                                            ------------      ------------
Total liabilities                             1,628,847         1,668,248

          Total stockholders' equity            878,665           831,997
                                            ------------      ------------

Total liabilities and stockholders' equity  $ 2,507,512       $ 2,500,245
                                            ============      ============

                              EXPRESS SCRIPTS, INC.
                        Unaudited Statement of Cash Flows
                                 (in thousands)


                                                       3 MONTHS ENDED MARCH 31,
                                                     ---------------------------
                                                          2002           2001
                                                     ------------    -----------

Cash flow from operating activities:
Net income (loss)                                     $   43,969       $ 28,079
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization                           29,295         19,001
  Other (4)                                               16,330         22,963
Changes in working capital                               (64,795)       (19,980)
                                                     ------------    -----------
Net cash provided by operating activities:                24,799         50,063
                                                     ------------    -----------
Cash flows from investing and financing activities:
  Purchases of property and equipment                     (9,262)       (10,442)
  Acquisitions and joint venture                         (32,934)       (17,733)
  Treasury stock acquired                                (13,598)             -
  Other                                                   11,964         10,008
                                                     ------------    -----------
Net cash used in investing and
 financing activities                                    (43,830)       (18,167)
                                                     ------------    -----------
Net (decrease) increase in cash and
 cash equivalents                                        (19,031)        31,896

Cash and cash equivalents at beginning
 of period                                               177,715         53,204
                                                     ------------    -----------
Cash and cash equivalents at end
 of period                                             $ 158,684       $ 85,100
                                                     ============    ===========

SEE NOTES TO UNAUDITED FINANCIAL STATEMENTS

                              EXPRESS SCRIPTS, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 (in thousands)

General: Certain reclassifications have been made to prior year's and prior quarter's financial statements to conform with the current quarter's presentation.



(1) Includes depreciation and amortization expense of:

                                                   3 MONTHS ENDED MARCH 31,
                                              ---------------------------------
                                                   2002              2001
                                              ---------------   ---------------

Gross Profit                                    $  7,325          $  3,360
Selling, general and administrative             $ 21,970          $ 15,641


(2) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(3) EBITDA is earnings before other income (expense), taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.


(4) Primarily includes deferred income taxes, bad debt expense and tax benefits relating to employee stock options. Classification is consistent with our audited 10-K filing.